Exhibit 99.1
Contacts:
Rachael Scherer
Medtronic Investor Relations
763-505-2694
Rob Clark
Medtronic Public Relations
763-505-2635
Yvan Deurbroeck
Medtronic International
+41 21 802 7574
FOR IMMEDIATE RELEASE
MEDTRONIC REPORTS RECORD
FIRST QUARTER REVENUES OF $2.7 BILLION
Growth in Cardiac Rhythm Management, Spinal and Diabetes
Businesses Highlight First Quarter’s Results
•	Record First Quarter Revenues Were Approximately $2.7 billion; 15% Growth Over the Same Period Last Year

•	Diluted Earnings Per Share (EPS), Before IPR&D Charges, of $0.50 Grew 16%

•	Implantable Cardioverter Defibrillator (ICD) Revenues Grew 30%; Estimated Worldwide ICD Market Share Increased

•	Spinal Continued Track Record of Strong Growth with Revenues Up 24%

•	Diabetes Revenues Increased 19%

•	Early Acceptance of Endeavor™ Drug Eluting Stent Following CE Mark Approval is Positive
MINNEAPOLIS – August 17, 2005 – Medtronic, Inc. (NYSE: MDT) today announced record revenues for its first quarter of fiscal year 2006 ended July 29, 2005.
Medtronic recorded first quarter fiscal year 2006 revenues of $2.690 billion, a 15 percent increase over the $2.346 billion recorded in the first quarter of fiscal year 2005.

Reflecting the weaker dollar, foreign currency translation had a positive effect on first quarter revenues of $26.0 million compared to the prior year first quarter. Before purchased in-process research and development (IPR&D) charges, first quarter net earnings of $615.9 million, or $0.50 per diluted share, increased 16 percent over net earnings of $529.7 million and $0.43 per diluted share recorded in the same period last year. After IPR&D charges, first quarter actual earnings were $320.6 million or $0.26 per diluted share.
“Medtronic entered this fiscal year with very solid momentum and we are pleased to see that momentum continue through the first quarter,” said Art Collins, chairman and chief executive officer of Medtronic. “Together, our ICD, Spinal and Diabetes businesses represented more than 50 percent of our overall revenues and collectively grew more than 25 percent over the same quarter last fiscal year.”
“In addition to strong growth in our largest businesses, Medtronic recently received CE Mark approval for the Endeavor stent for use in most markets outside the United States, and we are very encouraged by market acceptance of Endeavor thus far,” added Collins.
Factors to Consider When Reviewing Financial Performance
In the quarter, Medtronic recorded pre-tax, IPR&D charges totaling $363.8 million related to the acquisition of Transneuronix, Inc.; a patent cross-licensing agreement with NeuroPace, Inc.; and the purchase of intellectual property from Gary K. Michelson, M.D. and Karlin Technologies, Inc.
Cardiac Rhythm Management Business
Cardiac Rhythm Management quarterly revenues were $1.268 billion, representing growth of 16 percent over the same period last fiscal year.

ICD revenues were $718 million in the quarter, a 30 percent increase over the same period last fiscal year. This quarter represents the first time in Medtronic’s recent history where ICD revenues grew sequentially from a fourth quarter to a first quarter. The overall worldwide ICD market remains strong, growing an estimated 26 percent over the same period last year. ICD revenue gains underscore the strength of Medtronic’s ICD product line and sales and support teams. Market share gains in the quarter also reflect, in part, the changing competitive dynamics in the marketplace. Quarterly pacing revenues were $446 million in the quarter, down 1 percent over the same period last year. This reflects a continuing trend by physicians to utilize pacing and ICD combination devices (CRT-Ds) in lieu of pacemakers. Medtronic’s Emergency Response Systems business reported a 10 percent revenue increase over the same period last fiscal year. Highlights included:
•	U.S. introduction of the EnTrust™ family of ICDs commenced after FDA approval. These single- and dual-chamber ICDs use pacing to painlessly stop abnormally fast and potentially life-threatening heartbeats that can lead to sudden cardiac arrest (SCA), while concurrently preparing to deliver a shock if needed.

•	Medtronic’s InSync Sentry™ CRT-D system, with OptiVol™ Fluid Status Monitoring, continued to be well received by physicians and now represents the majority of Medtronic CRT-D units sold worldwide. The OptiVol feature, unique to Medtronic, monitors and detects fluid accumulation in the thoracic cavity (lungs and heart), which can serve as an early warning of heart failure and can limit costly hospitalizations.

•	The European Society of Cardiology (ESC) announced its new guidelines for the treatment of heart failure. These guidelines further validated the benefits of ICDs and CRT-Ds and recognized these devices as standard of care.

•	Following FDA approval, the dual-chamber EnRhythm™ Pacemaker, the first pacemaker to include Managed Ventricular Pacing (MVP™) to significantly reduce unnecessary pacing in the heart’s right ventricle (lower chamber), entered into a limited market launch. Initial physician reaction has been extremely positive.

•	The Medtronic CareLink® Network continued to expand as the total number of clinics on the system now exceeds 600 with approximately 43,000 patients being monitored.

Vascular Business
Vascular revenues of $205 million for the quarter represented a 5 percent growth over the same period last fiscal year. Highlights included:
•	The Endeavor Drug Eluting Coronary Stent received CE Mark approval at quarter end. A simultaneous launch of the Endeavor stent has been initiated in more than 40 countries around the world. Initial market acceptance has been very positive.

•	The company announced that it intends to release ENDEAVOR I 24-month and ENDEAVOR II 12-month clinical trial results at the European Society of Cardiology (ESC) meeting in Stockholm, Sweden, on September 4, 2005. Also, ENDEAVOR III 8/9-month trial results will be presented at the Transcatheter Cardiovascular Therapeutics (TCT) conference in Washington, D.C. on October 17, 2005.

•	Balanced growth was seen across coronary balloon catheters, guide catheters and guide wires, which collectively grew 19 percent over the same period last year. The Driver® bare metal coronary stent continued to perform well in markets outside the United States.

•	Endovascular product lines, including the AneuRx® and Talent™ Stent Grafts for the treatment of abdominal and thoracic aortic aneurysms (AAA/TAA), grew 12 percent worldwide and maintained market leadership positions.
Cardiac Surgery Business
Cardiac Surgery revenues of $166 million in the quarter grew 3 percent over the same period last fiscal year. Highlights from the quarter included:
•	The Mosaic® and Mosaic® Ultra Heart Tissue Valves continued to drive demand for Medtronic’s tissue heart valve product line.

•	Cardiac Surgery Technologies (CST) revenues grew 11 percent, led by growing market acceptance of the Cardioblate® BP Surgical Ablation Systems, which were enhanced by the introduction of the new Cardioblate BP2 system.

•	Perfusion Systems’ revenues declined 1 percent in the quarter as a result of an overall decline in Coronary Artery Bypass Graft (CABG) procedures worldwide.

Spinal, ENT and Navigation Businesses
Spinal / Ear, Nose and Throat (ENT) / Navigation revenues for the quarter were $589 million, representing 22 percent growth over the same period last fiscal year. Spinal revenues of $504 million increased 24 percent over the same period last fiscal year and continued a track record of strong growth. Highlights included:
•	The CD HORIZON® LEGACY™ family of products, the MAST™ family of minimally invasive surgical tools and the CAPSTONE™ Vertebral Body Spacer products used in spinal fusion procedures all showed continued strong growth and surgeon acceptance.

•	INFUSE® Bone Graft revenue growth reflected continuing acceptance in both spinal and acute tibial fracture procedures.

•	In markets outside the United States, Medtronic’s portfolio of dynamic stabilization products, which includes the DIAM™ System, the MAVERICK™ and O-MAV™ Artificial Lumbar Discs and the PRESTIGE® LP and BRYAN® Cervical Discs, continued to gain momentum and collectively moved into the number one market position in Europe.

•	Several innovative new products were introduced, including the MYSTIQUE™ Resorbable Graft Containment Plating System and the VERTEX® Max Reconstruction System for cervical stabilization and the CD HORIZON® ENGAGE™ Spinal System for thoracolumbar stabilization.
Neurological and Diabetes Businesses
Neurological and Diabetes quarterly revenues of $463 million increased 13 percent over the same quarter one year ago. Total Neurological revenues were $290 million in the quarter, a 10 percent growth over the same quarter last year. Diabetes revenues were $174 million, a 19 percent increase over the same quarter last fiscal year. Highlights from the quarter included:
•	The SynergyPlus+™ Neurostimulation System received FDA approval. SynergyPlus+ offers physicians and chronic pain patients the option to choose among multiple settings designed specifically for pain associated with different daily tasks, such as standing, walking or laying down.

•	The RESTORE™ Rechargeable Neurostimulation System, introduced in April 2005, reported solid growth.

•	On July 1, 2005, Medtronic acquired Transneuronix, Inc., a privately held medical device company focused on the treatment of obesity via stimulation of the stomach by gastric electrical pacing technology. Medtronic announced that it is nearing completion of the SHAPE Trial, a 200-patient pivotal clinical trial that will be used to support submission to FDA for U.S. market approval.

•	Medtronic entered into a patent cross-licensing agreement with NeuroPace, Inc., a privately held medical device company specializing in the detection, treatment and monitoring of epilepsy and other neurological disorders via responsive brain stimulation.

•	FDA approval of the Guardian® RT Continuous Glucose Monitoring System was received in July, with a limited market release beginning in late September. The Guardian RT System is a continuous glucose monitoring system that displays glucose values every five minutes and alerts patients when glucose levels become too high or too low.
Webcast Information
Medtronic will host a webcast today, August 17 at 4:30 pm EDT (3:30 CDT), to provide information about its businesses for the public, analyst and news media. This quarterly webcast can be accessed by clicking on the Investor Relations link on the Medtronic home page at www.medtronic.com., and this earnings release will be archived at www.medtronic.com/newsroom. Within 24 hours, a replay of the webcast and a transcript of the company’s prepared remarks will be available in the “Presentations & Transcripts” section of the Investor Relations homepage.
Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, alleviating pain, restoring health and extending life for people with chronic disease. Its Internet address is www.medtronic.com.
This press release contains forward-looking statements, including statements regarding clinical trials, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of medical products, government regulation, general economic conditions and others described in Medtronic’s Annual Report on Form 10-K for the year ended April 29, 2005. Actual results may differ materially from anticipated results. Medtronic does not undertake to update its forward-looking statement.

MEDTRONIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	July 29,	April 29,
	2005	2005
	(in millions of dollars,
	except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$1,589.6	$2,232.2
Short-term investments	1,570.6	1,159.4
Accounts receivable, less allowances of $177.4 and $174.9, respectively.	2,259.8	2,292.7
Inventories	1,046.4	981.4
Deferred tax assets, net	128.6	385.6
Prepaid expenses and other current assets	539.1	370.2

Total current assets	7,134.1	7,421.5

Property, plant and equipment	3,615.6	3,628.6
Accumulated depreciation	(1,765.8)	(1,769.3)

Net property, plant and equipment	1,849.8	1,859.3

Goodwill	4,322.4	4,281.2
Other intangible assets, net	1,654.4	1,018.0
Long-term investments	1,481.1	1,565.7
Other assets	475.5	471.7

Total assets	$16,917.3	$16,617.4

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$1,459.2	$478.6
Accounts payable	343.7	371.8
Accrued compensation	472.5	542.2
Accrued income taxes	865.8	923.3
Other accrued expenses	461.3	1,064.1

Total current liabilities	3,602.5	3,380.0

Long-term debt	1,973.0	1,973.2
Deferred tax liabilities, net	392.3	478.1
Long-term accrued compensation	163.9	157.9
Other long-term liabilities	204.8	178.7

Total liabilities	6,336.5	6,167.9

Commitments and contingencies	—	—

Shareholders’ equity:
Preferred stock — par value $1.00	—	—
Common stock — par value $0.10	120.9	121.0
Retained earnings	10,307.2	10,178.5
Accumulated other non-owner changes in equity	152.7	150.0

Total shareholders’ equity	10,580.8	10,449.5

Total liabilities and shareholders’ equity	$16,917.3	$16,617.4

MEDTRONIC, INC.
RECONCILIATION OF CONSOLIDATED GAAP EARNINGS
TO CONSOLIDATED NON-GAAP EARNINGS
(Unaudited)
(in millions, except per share data)

		Three months ended		Three months ended
	July 29, 2005			July 30, 2004
	Before		U.S. GAAP	U.S. GAAP
	IPR&D Charges	IPR&D Charges (1)	As Reported	As Reported

Net sales	$2,690.4	$—	$2,690.4	$2,346.1
Costs and expenses:
Cost of products sold	653.8	—	653.8	550.3
Research and development expense	263.2	—	263.2	229.7
Selling, general, and administrative expense	882.4	—	882.4	769.7
Purchased in-process research and development (IPR&D)	—	363.8	363.8	—
Other expense, net	51.0	—	51.0	54.6
Interest income	(15.4)	—	(15.4)	(4.3)

Total costs and expenses	1,835.0	363.8	2,198.8	1,600.0

Earnings (loss) before income taxes	855.4	(363.8)	491.6	746.1

Provision for income taxes	239.5	(68.5)	171.0	216.4

Net earnings (loss)	$615.9	$(295.3)	$320.6	$529.7

Earnings (loss) per share:
Basic	$0.51	$(0.24)	$0.26	$0.44

Diluted	$0.50	$(0.24)	$0.26	$0.43

Weighted average shares outstanding:
Basic	1,210.5		1,210.5	1,209.0
Diluted	1,222.6		1,222.6	1,220.9
(1)	- Medtronic management believes that in order to properly understand Medtronic’s short-term and long-term financial trends, investors may wish to consider the impact of special (such as certain litigation and restructuring charges) and IPR&D charges. These charges result from facts and circumstances that vary in frequency and/or impact on continuing operations. In addition, Medtronic management uses results of operations before special and IPR&D charges to evaluate the operational performance of the Company and as a basis for strategic planning. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP.